Exhibit 10.1

Manpower Inc.

5301 North Ironwood Road

Milwaukee, Wisconsin 53217

September 6, 2006

Owen Sullivan

Executive Vice President – Manpower Inc.

CEO – Right Management Consultants

CEO – Jefferson Wells International

200 South Executive Drive, Suite 440

Brookfield, WI  53005

Dear Owen:

Manpower Inc. (the “Corporation”) desires to retain experienced, well-qualified executives, like you, to assure the continued growth and success of the Corporation and its direct and indirect subsidiaries (collectively, the “Manpower Group”).  As a result of change in the law affecting severance benefits, you and the Corporation have agreed to amend and restate the severance benefits originally specified in the letter agreement, dated August 18, 2003, provided to you by the Corporation.  Accordingly, as an inducement for you to continue your employment in order to assure the continued availability of your services to the Manpower Group, we have agreed as follows:

1.

Definitions.  For purposes of this letter:

(a)

Benefit Plans.  “Benefit Plans” means all benefits of employment generally made available to executives of the Corporation from time to time.

(b)

Cause.  Termination by the Manpower Group of your employment with the Manpower Group for “Cause” will mean termination upon (i) your repeated failure to perform your duties with the Manpower Group in a competent, diligent and satisfactory manner as determined by the Corporation’s Chief Executive Officer in his reasonable judgment, (ii) insubordination, (iii) your commission of any material act of dishonesty or disloyalty involving the Manpower Group, (iv) your commission of an act of fraud, embezzlement or theft or your breach of trust or dereliction of duty in connection with your duties or in the course of your employment with the Manpower Group, (v) your chronic absence from work other than by reason of a serious health condition, (vi) your commission of a crime which substantially relates to the circumstances of your position with the Manpower Group or which has a material adverse effect on the Manpower Group, or (vii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Manpower Group.  For purposes of this Subsection 1(b), no act, or failure to act, on your part will be deemed “willful” unless done, or omitted to be done, by you not in good faith.

(c)

Change of Control.  A “Change of Control” will mean the first to occur of the following:

(i)

the acquisition (other than from the Corporation), by any Person (as defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of more than 50% of the then outstanding shares of common stock of the Corporation or voting securities representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, no Change of Control shall be deemed to have occurred as a result of an acquisition of shares of common stock or voting securities of the Corporation (A) by the Corporation, any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries or (B) by any other corporation or other entity with respect to which, following such acquisition, more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of such other corporation or entity are then beneficially owned, directly or indirectly, by the persons who were the Corporation’s shareholders immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Corporation’s then outstanding common stock or then outstanding voting securities, as the case may be; or

(ii)

the consummation of any merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which results in more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the surviving or consolidated corporation being then beneficially owned, directly or indirectly, by the persons who were the Corporation’s shareholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of the Corporation’s then outstanding common stock or then outstanding voting securities, as the case may be; or

(iii)

the consummation of any liquidation or dissolution of the Corporation or a sale or other disposition of all or substantially all of the assets of the Corporation; or

(iv)

individuals who, as of the date of this letter, constitute the Board of Directors of the Corporation (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to the date of this letter whose election, or nomination for election by the shareholders of the Corporation, was approved by at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this letter, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-11; or

(v)

whether or not conditioned on shareholder approval, the issuance by the Corporation of common stock of the Corporation representing a majority of the outstanding common stock, or voting securities representing a majority of the combined voting power of the outstanding voting securities of the Corporation entitled to vote generally in the election of directors, after giving effect to such transaction.

Following the occurrence of an event which is not a Change of Control whereby there is a successor holding company to the Corporation, or, if there is no such successor, whereby the Corporation is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this letter, shall thereafter be referred to as the Corporation.

(d)

Good Reason.  “Good Reason” will mean, without your consent, the occurrence of any one or more of the following during the Term:

(i)

a reduction in the duties assigned to you that is material based on your overall responsibilities and authority (ignoring incidental duties) prior to and after such reduction in duties, provided you object to such reduction in duties by written notice to the Corporation within twenty business days after it is made and the Corporation fails to cure, if necessary, within ten business days after such notice is given;

(ii)

any material breach of this agreement by the Corporation or of any material obligation of any member of the Manpower Group for the payment or provision of compensation or other benefits to you which remains uncured ten business days after you give written notice to the Corporation which specifies the breach;

(iii)

any reduction in your base salary as in effect from time to time or a failure by the Manpower Group to provide an arrangement for you for any fiscal year of the Manpower Group giving you the opportunity to earn an incentive bonus for such year;

(iv)

your being required by the Corporation to change the location of your principal office to one in excess of seventy-five miles from Milwaukee County, Wisconsin, provided your employment with the Manpower Group is terminated within ninety days after any such change of location; or

(v)

any reduction in the amount of the annual bonus received by you for a given fiscal year (calculated on a prorated basis for partial years) within two years after the occurrence of a Change of Control, as compared to the amount of the annual bonus received by you (prorated for comparison to partial years) for either of the two fiscal years of the Manpower Group immediately preceding the fiscal year in which a Change of Control occurred, unless the bonus for such given fiscal year is based on criteria to which you have agreed.

Notwithstanding Subsections 1(d)(i)-(iii), above, Good Reason does not exist if, at a time that is not during a Protected Period or within two years after the occurrence of a Change of Control, the Corporation’s Chief Executive Officer, in good faith and with a reasonable belief that the reassignment is in the best interest of the Manpower Group, reassigns you to another senior executive level position in the Manpower Group provided that your total cash compensation opportunity attributable to your base salary and annual bonus (as reflected by a dollar amount) at target performance for any year ending after the date of reassignment is not less than such total cash compensation opportunity in effect prior to such reassignment for the year in which such reassignment occurs.  If the foregoing sentence does not apply, any such reassignment does not constitute Good Reason unless your employment with the Manpower Group is terminated by you within ninety days after any notice to you of such reassignment.  Your continued employment or failure to give Notice of Termination will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder except as otherwise provided.

(e)

Notice of Termination.  Any termination of your employment by the Manpower Group, or termination by you for Good Reason, during the Term will be communicated by Notice of Termination to the other party hereto.  A “Notice of Termination” will mean a written notice which specifies a Date of Termination (which date shall be on or after the date of the Notice of Termination) and, if applicable, indicates the provision in this letter applying to the termination and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(f)

Date of Termination.  “Date of Termination” will mean the date specified in the Notice of Termination where required (which date shall be on or after the date of the Notice of Termination) or in any other case upon your ceasing to perform services for the Manpower Group.

(g)

Protected Period.  The “Protected Period” shall be a period of time determined in accordance with the following:

(i)

if a Change of Control is triggered by an acquisition of shares of common stock of the Corporation pursuant to a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change of Control, provided that in no case will the Protected Period commence earlier than the date that is six months prior to the Change of Control;

(ii)

if a Change of Control is triggered by a merger or consolidation of the Corporation with any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger or consolidation and shall continue through and including the date of the Change of Control, provided that in no case will the Protected Period commence earlier than the date that is six months prior to the Change of Control; and

(iii)

in the case of any Change of Control not described in Subsections 1(g)(i) or (ii), above, the Protected Period shall commence on the date that is six months prior to the Change of Control and shall continue through and including the date of the Change of Control.

(h)

Term.  The “Term” will be a period beginning on the date of this letter indicated above and ending on the first to occur of the following:  (a) the date which is the two-year anniversary of the occurrence of a Change of Control; (b) the date which is the three-year anniversary of the date of this letter indicated above if no Change of Control occurs between the date of this letter indicated above and such three-year anniversary; or (c) the Date of Termination.

2.

Compensation and Benefits on Termination.

(a)

Termination by the Manpower Group for Cause or by You Other Than for Good Reason.  If your employment with the Manpower Group is terminated by the Manpower Group for Cause or by you other than for Good Reason, the Corporation will pay or provide you with (i) your full base salary as then in effect through the Date of Termination, (ii) your unpaid bonus, if any, attributable to any complete fiscal year of the Manpower Group ended before the Date of Termination (but no incentive bonus will be payable for the fiscal year in which termination occurs), and (iii) all benefits to which you are entitled under any Benefit Plans in accordance with the terms of such plans.  The Manpower Group will have no further obligations to you.

(b)

Termination by Reason of Disability or Death.  If your employment with the Manpower Group terminates during the Term by reason of your disability or death, the Corporation will pay or provide you with (i) your full base salary as then in effect through the Date of Termination, (ii) your unpaid bonus, if any, attributable to any complete fiscal year of the Manpower Group ended before the Date of Termination, (iii) a bonus for the fiscal year during which the Date of Termination occurs equal in amount to the bonus you would have received for the full fiscal year had your employment not terminated, determined by extrapolating to the full fiscal year performance, through the Date of Termination, on any non-discretionary financial goals and by basing any discretionary component on your progress, as determined at the sole discretion of the Chief Executive Officer of the Corporation, towards attainment of the relevant performance goals for such component during the portion of the year you are employed, but prorated for the actual number of days you were employed during such fiscal year, payable within sixty days after the Date of Termination, and (iv) all benefits to which you are entitled under any Benefit Plans in accordance with the terms of such plans.  For purposes of this letter, “disability” means that you (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation or the Manpower Group.  The Manpower Group will have no further obligations to you.

(c)

Termination for Any Other Reason.

(i)

If, during the Term and either during a Protected Period or within two years after the occurrence of a Change of Control, your employment with the Manpower Group is terminated for any reason not specified in Subsections 2(a) or (b), above, you will be entitled to the following:

(A)

the Corporation will pay you, your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

(B)

the Corporation will pay you, your unpaid bonus, if any, attributable to any complete fiscal year of the Manpower Group ended before the Date of Termination;

(C)

the Corporation will pay you, a bonus for the fiscal year during which the Date of Termination occurs equal in amount to the greater of (1) your largest annual bonus for the three fiscal years of the Manpower Group immediately preceding the Date of Termination or (2) your target annual bonus for the fiscal year in which the Date of Termination occurs; provided, however, that such bonus will be prorated for the actual number of days you were employed during the fiscal year during which the Date of Termination occurs;

(D)

the Corporation will pay, as a severance benefit to you, a lump-sum payment equal to two times the sum of (1) your annual base salary at the highest rate in effect during the Term and (2) the greater of (a) your largest annual bonus for the three fiscal years of the Manpower Group immediately preceding the Date of Termination or (b) your target annual bonus for the fiscal year in which the Date of Termination occurs;

(E)

for up to a twelve-month period after the Date of Termination, the Corporation will arrange to provide you and your eligible dependents, at the Manpower Group’s expense, with Health Insurance Continuation (defined below) and coverage under the life and disability plans of the Corporation, or other substantially similar coverage, in which you were participating on the Date of Termination; provided, however, that benefits otherwise receivable by you pursuant to this Subsection 2(c)(i)(E) will be reduced to the extent other comparable benefits are actually received by you during the twelve-month period following your termination, and any such benefits actually received by you or your dependents will be reported to the Corporation; and provided, further that any insurance continuation coverage that you may be entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), or similar foreign or state laws will commence on the Date of Termination.

For purposes of this Subsection 2(c)(i)(E), “Health Insurance Continuation” means that, if, and to the extent, you or any of your eligible dependents, following the Date of Termination, elect to continue coverage under the Corporation’s group medical and dental insurance plans, in accordance with the requirements of COBRA or similar foreign or state laws, the Manpower Group will pay the total cost of such COBRA coverage for the first twelve months for which you and/or your eligible dependents are eligible for such coverage; provided, however, that if you, your spouse or any other eligible dependant commences new employment during such twelve-month period and becomes eligible for health insurance benefits from such new employer, the Corporation’s obligation to provide such Corporation-subsidized COBRA coverage to you or such eligible dependant shall terminate as of the date you or such dependant becomes eligible to receive such health insurance benefits from such new employer.  Immediately following this period of Corporation-subsidized COBRA coverage, you and/or your eligible dependents, as applicable, will be solely responsible for payment of the entire cost of COBRA coverage if such coverage remains available and you and/or your eligible dependents choose to continue such coverage.  Within five calendar days of you or any of your eligible dependents becoming eligible to receive health insurance benefits from a new employer, you agree to inform the Corporation of such fact in writing.  If the Manpower Group determines that the Corporation-subsidized COBRA payments provided by this Subsection 2(c)(i)(E) are taxable, the payments will be grossed-up so that the net amount received by you, after subtraction of all taxes applicable to the payments plus the gross-up amount, will equal the cost of such COBRA coverage; and

(F)

the Corporation will make available to you, an outplacement service program, chosen by the Corporation, and provided by the Corporation or its subsidiaries or an outplacement service provider selected by the Corporation.  Such outplacement service program will be of a duration chosen by the Corporation but will not, in any instance, end later than one (1) year following the Date of Termination.  Upon completion of the outplacement program specified in this Subsection 2(c)(i)(F), you will be solely responsible for payment of any additional costs incurred as a result of your use of such outplacement services.  The Corporation will not substitute cash or other compensation in lieu of the outplacement service program specified in this Subsection 2(c)(i)(F).

(ii)

If your employment with the Manpower Group is terminated during the Term for any reason not specified in Subsections 2(a) or (b), above, and Subsection 2(c)(i), above, does not apply to the termination, you will be entitled to the following:

(A)

the Corporation will pay you, your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

(B)

the Corporation will pay you, your unpaid bonus, if any, attributable to any complete fiscal year of the Manpower Group ended before the Date of Termination;

(C)

the Corporation will pay you, a bonus for the fiscal year during which the Date of Termination occurs equal in amount to the bonus you would have received for the full fiscal year had your employment not terminated, determined by extrapolating to the full fiscal year performance, through the Date of Termination, on any non-discretionary financial goals and by basing any discretionary component on your progress, as determined at the sole discretion of the Chief Executive Officer of the Corporation, towards attainment of the relevant performance goals for such component during the portion of the year you were employed; provided, however, that such bonus will be prorated for the actual number of days you were employed during the fiscal year during which the Date of Termination occurs;

(D)

the Corporation will pay, as a severance benefit to you, a lump sum payment equal to the amount of your annual base salary at the highest rate in effect during the Term plus an amount equal to your largest annual bonus for the three fiscal years of the Manpower Group immediately preceding the Date of Termination;

(E)

for up to a twelve-month period after the Date of Termination, the Corporation will arrange to provide you and your eligible dependents with Health Insurance Continuation (defined below); provided, however, that benefits otherwise receivable by you pursuant to this Subsection 2(c)(ii)(E) will be reduced to the extent other comparable benefits are actually received by you during the twelve-month period following your termination, and any such benefits actually received by you or your dependents will be reported to the Corporation; and provided, further that any insurance continuation coverage that you may be entitled to receive under COBRA or similar foreign or state laws will commence on the Date of Termination.

For purposes of this Subsection 2(c)(ii)(E), “Health Insurance Continuation” means that, if, and to the extent, you or any of your eligible dependents, following the Date of Termination, elect to continue coverage under the Corporation’s group medical and dental insurance plans, in accordance with the requirements of COBRA or similar foreign or state laws, the Manpower Group will pay the normal monthly employer’s cost of coverage under the Company’s group medical and dental insurance plans toward such COBRA coverage for the first twelve months for which you and/or your eligible dependents are eligible for such coverage; provided, however, that if you, your spouse or any other eligible dependant commences new employment during such twelve-month period and becomes eligible for health insurance benefits from such new employer, the Corporation’s obligation to provide such Corporation-subsidized COBRA coverage to you or such eligible dependant shall terminate as of the date you or such dependant becomes eligible to receive such health insurance benefits from such new employer.  During this period of Corporation-subsidized COBRA coverage, you will be responsible for paying the balance of any costs not paid for by the Manpower Group under this Subsection 2(c)(ii)(E) which are associated with your participation in the Corporation’s medical and dental insurance plans and your failure to pay such costs may result in the termination of your participation in such plans.  The Corporation may deduct from any amounts payable to you under this Subsection 2(c)(ii) any amounts that you are responsible to pay for Health Insurance Continuation under this Subsection 2(c)(ii)(E).  Immediately following this period of Corporation-subsidized COBRA coverage, you and/or your eligible dependents, as applicable, will be solely responsible for payment of the entire cost of COBRA coverage if such coverage remains available and you and/or your eligible dependents choose to continue such coverage.  Within five calendar days of you or any of your eligible dependents becoming eligible to receive health insurance benefits from a new employer, you agree to inform the Corporation of such fact in writing.  If the Manpower Group determines that the Corporation-subsidized COBRA payments provided by this Subsection 2(c)(ii)(E) are taxable, the payments will be grossed-up so that the net amount received by you, after subtraction of all taxes applicable to the payments plus the gross-up amount, will equal the cost of such COBRA coverage; and

(F)

the Corporation will make available to you, an outplacement service program, chosen by the Corporation, and provided by the Corporation or its subsidiaries or an outplacement service provider selected by the Corporation.  Such outplacement service program will be of a duration chosen by the Corporation but will not, in any instance, end later than one (1) year following the Date of Termination.  Upon completion of the outplacement program specified in this Subsection 2(c)(ii)(F), you will be solely responsible for payment of any additional costs incurred as a result of your use of such outplacement services.  The Corporation will not substitute cash or other compensation in lieu of the outplacement service program specified in this Subsection 2(c)(ii)(F).

The amounts paid to you pursuant to Subsection 2(c)(i)(D) or 2(c)(ii)(D) will not be included as compensation for purposes of any qualified or nonqualified pension or welfare benefit plan of the Manpower Group.  Notwithstanding the above, if the Corporation, based on advice of its legal or tax counsel, determines that any of the amounts otherwise to be paid to you pursuant to Subsection 2(c)(i)(D) or 2(c)(ii)(D), when added to any other payment or benefit received or to be received by you in connection with the Change of Control or the termination of your employment, will be subject to the excise tax imposed by section 4999 of the United States Internal Revenue Code (or any similar tax that hereafter may be imposed), the amounts otherwise to be paid to you pursuant to Subsection 2(c)(i)(D) or 2(c)(ii)(D) will be reduced to the maximum amount that will result in no portion of the amounts to be paid to you pursuant to Subsection 2(c)(i)(D) or 2(c)(ii)(D) being subject to such excise tax.

(d)

Payment.  The payments provided for in Subsection 2(c)(i)(A) or 2(c)(ii)(A), above, will be made no later than required by applicable law.  The bonus payment provided for in Subsection 2(c)(i)(B) or 2(c)(ii)(B) will be made pursuant to the terms of the applicable bonus plan.  The bonus payment provided for in Subsection 2(c)(i)(C) or 2(c)(ii)(C) will be paid on the date that is six months after the Date of Termination.  The severance benefit provided for in Subsection 2(c)(i)(D) or 2(c)(ii)(D) will be paid in one lump sum on the date that is six months after the Date of Termination.  If any of such payment is not made when due (hereinafter a “Delinquent Payment”), in addition to such principal sum, the Corporation will pay you interest on any and all such Delinquent Payments from the date due computed at the prime rate, compounded monthly.  Such prime rate shall be the prime rate (currently the base rate on corporate loans posted by at least 75% of the 30 largest U.S. banks) in effect from time to time as reported in The Wall Street Journal, Midwest edition (or, if not so reported, as reported in such other similar source(s) as the Corporation shall select).

(e)

Release of Claims.  Notwithstanding the foregoing, you will have no right to receive any payment or benefit described in Subsections 2(c)(i)(C)-(F) or 2(c)(ii)(C)-(F), above, unless and until you execute, and there shall be effective following any statutory period for revocation, a release, in a form reasonably acceptable to the Corporation, that irrevocably and unconditionally releases, waives, and fully and forever discharges the Manpower Group and its past and current directors, officers, stockholders, members, partners, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of your employment with the Manpower Group, including without limitation claims arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, but excluding any claims covered under any applicable workers’ compensation act.

(f)

Forfeiture.  Notwithstanding the foregoing, your right to receive the payments and benefits to be provided to you under this Section 2 beyond those described in Subsection 2(a), above, is conditioned upon your performance of the obligations stated in Sections 3-6, below, and upon your breach of any such obligations, you will immediately return to the Corporation the amount of such payments and benefits and you will no longer have any right to receive any such payments or benefits.

3.

Nondisclosure.

(a)

You will not, directly or indirectly, at any time during the term of your employment with the Manpower Group, or during the two-year period following your termination, for whatever reason, of employment with the Manpower Group, use or possess for yourself or others or disclose to others except in the good faith performance of your duties for the Manpower Group any Confidential Information (as defined below), whether or not conceived, developed, or perfected by you and no matter how it became known to you, unless (i) you first secure written consent of the Corporation to such disclosure, possession or use, (ii) the same shall have lawfully become a matter of public knowledge other than by your act or omission, or (iii) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Corporation of such disclosure.  “Confidential Information” shall mean all business information (whether or not in written form) which relates to the Manpower Group and which is not known to the public generally (absent your disclosure), including but not limited to confidential knowledge, operating instructions, training materials and systems, customer lists, sales records and documents, marketing and sales strategies and plans, market surveys, cost and profitability analyses, pricing information, competitive strategies, personnel-related information, and supplier lists.  This obligation will survive the termination of your employment for a period of two years and, notwithstanding the foregoing, will not be construed to in any way limit the rights of the Manpower Group to protect Confidential Information which constitute trade secrets under applicable trade secrets law or privileged information even after such two-year period.

(b)

Upon your termination, for whatever reason, of employment with the Manpower Group, or at any other time upon request of the Corporation, you will promptly surrender to the Corporation, or with the permission of the Corporation destroy and certify such destruction to the Corporation, any documents, materials, or computer or electronic records containing any Confidential Information which are in your possession or under your control.

4.

Nonsolicitation of Employees.  You agree that you will not, at any time during the term of your employment with the Manpower Group or during the one-year period following your termination, for whatever reason, of employment with the Manpower Group, either on your own account or in conjunction with or on behalf of any other person, company, business entity, or other organization whatsoever, directly or indirectly induce, solicit, entice or procure any person who is a managerial employee of any company in the Manpower Group (but in the event of your termination, any such managerial employee that you have had contact with in the two years prior to your termination) to terminate his or her employment with the Manpower Group so as to accept employment elsewhere or to diminish or curtail the services such person provides to the Manpower Group.

5.

Customer Nonsolicitation.

(a)

During the term of your employment with the Manpower Group, you will not assist any competitor of any company in the Manpower Group in any capacity anywhere the Manpower Group does business.

(b)

During the one-year period which immediately follows the termination, for whatever reason, of your employment with the Manpower Group, you will not, directly or indirectly, contact any customer of the Manpower Group with whom/which you have had contact on behalf of the Manpower Group during the two-year period preceding the Date of Termination or about whom/which you obtained confidential information in connection with your employment with the Manpower Group during such two-year period so as to cause or attempt to cause such customer not to do business or to reduce such customer’s business with the Manpower Group or divert any business from any company in the Manpower Group.

6.

Noncompetition.  During the one-year period which immediately follows the termination, for whatever reason, of your employment with the Manpower Group, you will not, directly or indirectly, provide services or assistance of a nature similar to the services you provided to the Manpower Group during the two-year period immediately preceding the Date of Termination to any entity (i) engaged in the business of providing temporary staffing services anywhere in the United States or any other country in which the Manpower Group conducts business as of the Date of Termination which has, together with its affiliated entities, annual revenues from such business in excess of US $500,000,000 or (ii) engaged in the business of providing permanent placement, professional staffing, outplacement or human resources consulting services anywhere in the United States or any other country in which the Manpower Group conducts business as of the Date of Termination which has, together with its affiliated entities, annual revenues from such business in excess of US $250,000,000.  You acknowledge that the scope of this limitation is reasonable in that, among other things, providing any such services or assistance during such one-year period would permit you to use unfairly your close identification with the Manpower Group and the customer contacts you developed while employed by the Manpower Group and would involve the use or disclosure of Confidential Information pertaining to the Manpower Group.

7.

Injunctive and Other Interim Measures.

(a)

Injunction.  You recognize that irreparable and incalculable injury will result to the Manpower Group and its businesses and properties in the event of your breach of any of the restrictions imposed by Sections 3-6, above.  You therefore agree that, in the event of any such actual, impending or threatened breach, the Corporation will be entitled, in addition to the remedies set forth in Subsection 2(f), above (which the parties agree would not be an adequate remedy), and any other remedies and damages, to, including, but not limited to, provisional or interim measures, including temporary and permanent injunctive relief, without the necessity of posting a bond or other security, from a court of competent jurisdiction restraining the violation, or further violation, of such restrictions by you and by any other person or entity for whom you may be acting or who is acting for you or in concert with you.

(b)

Equitable Extension.  The duration of any restriction in Section 3-6, above, will be extended by any period during which such restriction is violated by you.

(c)

Nonapplication.  Notwithstanding the above, Sections 5 and 6, above, will not apply if your employment with the Manpower Group is terminated by you for Good Reason or by the Corporation without Cause either during a Protected Period or within two years after the occurrence of a Change of Control.

8.

Vesting of Options.  Any unvested options you hold at the time of a Change of Control to purchase stock of the Corporation will vest and become immediately exercisable at such time.

9.

Unemployment Compensation.  The severance benefits provided for in Subsection 2(c)(i)(D) will be assigned for unemployment compensation benefit purposes to the two-year period following the Date of Termination, and the severance benefits provided for in Subsection 2(c)(ii)(D) will be assigned for unemployment compensation purposes to the one-year period following the Date of Termination, and you will be ineligible to receive, and you agree not to apply for, unemployment compensation during such periods.

10.

Nondisparagement.  Upon your termination, for whatever reason, of employment with the Manpower Group, the Corporation agrees that its directors and officers, during their employment by or service to the Manpower Group, will refrain from making any statements that disparage or otherwise impair your reputation or commercial interests.  Upon your termination, for whatever reason, of employment with the Manpower Group, you agree to refrain from making any statements that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Manpower Group, or its officers, directors, or employees.  However, the foregoing will not preclude the Corporation from providing truthful information about you concerning your employment or termination of employment with the Manpower Group in response to an inquiry from a prospective employer in connection with your possible employment, and will not preclude either party from providing truthful testimony pursuant to subpoena or other legal process or in the course of any proceeding that may be commenced for purposes of enforcing this letter agreement.

11.

Successors; Binding Agreement.  This letter agreement will be binding on the Corporation and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

12.

Notice.  Notices and all other communications provided for in this letter will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or two days after mailed by United States registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.

13.

No Right to Remain Employed.  Nothing contained in this letter will be construed as conferring upon you any right to remain employed by the Corporation or any member of the Manpower Group or affect the right of the Corporation or any member of the Manpower Group to terminate your employment at any time for any reason or no reason, with or without cause, subject to the obligations of the Corporation as set forth herein.

14.

Modification.  No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Corporation.

15.

Withholding.  The Manpower Group shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is, from time to time, required to withhold under applicable law.

16.

Applicable Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America, without regard to its conflict of law provisions.

17.

Reduction of Amounts Due Under Law.  You agree that any severance payment (i.e, any payment other than a payment for salary through your Date of Termination or for a bonus earned in the prior fiscal year but not yet paid) to you pursuant to this agreement will be counted towards any severance type payments otherwise due you under law.  By way of illustration, English law requires notice period of one (1) week for every year of service up to a maximum of twelve (12) weeks of notice.  In the event you are terminated without notice and you would otherwise be entitled to a severance payment hereunder, such severance payment will be considered to be payment in lieu of such notice.

18.

Previous Agreements.  This letter, upon acceptance by you, expressly supersedes any and all previous agreements or understandings relating to your employment by the Corporation or the Manpower Group or the termination of such employment, and any such agreements or understandings shall, as of the date of your acceptance, have no further force or effect.

19.

Dispute Resolution.  Section 7 to the contrary notwithstanding, the parties shall, to the extent feasible, attempt in good faith to resolve promptly by negotiation any dispute arising out of or relating to your employment by the Manpower Group pursuant to this letter agreement.  In the event any such dispute has not been resolved within 30 days after a party’s request for negotiation, either party may initiate arbitration as hereinafter provided.  For purposes of this Section 19, the party initiating arbitration shall be denominated the “Claimant” and the other party shall be denominated the “Respondent.”

(a)

If your principal place of employment with the Manpower Group is outside the United States, any dispute arising out of or relating to this letter agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration before a sole arbitrator in accordance with the International Institute for Conflict Prevention and Resolution International Rules for Non-Administered Arbitration (the “CPR International Rules”) as then in effect.  If the parties are unable to select the arbitrator within 30 days after Respondent’s receipt of Claimant’s Notice of Arbitration and the 30-day deadline has not been extended by the parties’ agreement, the arbitrator shall be selected by CPR as provided in CPR International Rule 6.  The seat of the arbitration shall be the Borough of Manhattan in the City, County and State of New York, United States of America.  The arbitration shall be conducted in the English language.  Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Anything in the foregoing to the contrary notwithstanding, the parties expressly agree that at any time before the arbitrator has been selected and the initial pre-hearing conference provided for in International Rule 9.3 has been held, either of them shall have the right to apply to any court located in Milwaukee County, Wisconsin, United States of America, to whose jurisdiction they agree to submit, or to any other court that otherwise has jurisdiction over the parties, for provisional or interim measures including, but not limited to, temporary or permanent injunctive relief.

(b)

If your principal place of employment with the Manpower Group is within the United States, any dispute arising out of or relating to this letter agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration before a sole arbitrator in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration (the “CPR Rules”) as then in effect.  If the parties are unable to select the arbitrator within 30 days after Respondent’s receipt of Claimant’s Notice of Arbitration and the 30-day deadline has not been extended by the parties’ agreement, the arbitrator shall be selected by CPR as provided in Rule 6 of the CPR Rules.  The seat of the arbitration shall be Milwaukee, Wisconsin, United States of America.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.  Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Anything in the foregoing to the contrary notwithstanding, the parties expressly agree that at any time before the arbitrator has been selected and the initial pre-hearing conference has been held as provided in Rule 9.3 of the CPR Rules, either of them shall have the right to apply to any court located in Milwaukee County, Wisconsin, United States of America to whose jurisdiction they agree to submit, or to any other court that otherwise has jurisdiction over the parties, for provisional or interim measures, including, but not limited to, temporary or permanent injunctive relief.

20.

Severability. The obligations imposed by Paragraphs 3-7, above, of this agreement are severable and should be construed independently of each other.  The invalidity of one such provision shall not affect the validity of any other such provision.

If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

Sincerely,

MANPOWER INC.

By:/s/ Jeffrey A. Joerres

Jeffrey A. Joerres, President and

Chief Executive Officer

Agreed as of the 6th day of September, 2006.

/s/ Owen Sullivan

Owen Sullivan